EXHIBIT 99.1

News Release

Contact:
John Gray
Chief Financial Officer
214-891-6450
jgray@docucorp.com

For Release:
FOR IMMEDIATE RELEASE

Docucorp Acquires Newbridge Information Services and Enters Health Care Market

DALLAS – September 27, 2004 – Docucorp International® (Nasdaq: DOCC), a leading provider of enterprise information solutions, announced today that it has acquired the assets of Newbridge Corporation, which includes the stock of Newbridge Information Services, a leading information services company for the health care market. Newbridge composes, produces and distributes provider directories, ID cards and health insurance policy kits, as well as provides Internet access to health care providers.

     Pursuant to an asset purchase agreement dated September 24, 2004, the all cash transaction requires a cash outlay of approximately $5 million that includes a $2.5 million purchase price and the payment of certain liabilities totaling approximately $2.5 million. Newbridge revenue for its most recent fiscal year ended December 31, 2003 was approximately $7.4 million and year-to-date revenue through August 31, 2004 was approximately $4.9 million. Docucorp expects the transaction to be accretive for the current fiscal year ending July 31, 2005.

     “This is an exciting acquisition for Docucorp. We believe that Newbridge is a good fit strategically and that it will contribute to Docucorp’s growth and profitability,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “As a result of their robust solutions, Newbridge has recently attracted new customers and expanded its business with existing customers. Docucorp has the resources and people to help Newbridge accelerate their growth.”

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     “In addition to facilitating our entry into a new vertical market, the acquisition will provide economies of scale and increased functionality for our combined ASP operations. We also believe there are opportunities to cross- and up-sell our new range of capabilities to both the health care and insurance markets,” said Andereck.

     As part of the transaction, Docucorp executed employment and noncompetition agreements with key members of the Newbridge management team and issued certain members of management a total of 175,000 shares of restricted stock with seven year vesting. The vesting can be accelerated if certain revenue targets are achieved in the first three fiscal years following the date of the grants.

     “Docucorp’s financial resources, coupled with its enterprise information expertise and ASP facilities, will strengthen Newbridge’s position within the health care market,” said Blayne S. Lequeux, president and chief executive officer, Newbridge Information Services. “We are pleased that Newbridge will become an integral component of Docucorp’s business.”

About Newbridge Information Systems

Founded in 1989, Dallas-based Newbridge Information Services is an information services company that manages health care provider data and composes, prints and distributes provider directories, ID cards and policy kits for health care provider networks; PPOs, HMOs, individual and group insurance carriers; and self-funded employers and managed care organizations.

About Docucorp

Docucorp is the authority in providing dynamic solutions for acquiring, managing, personalizing and presenting enterprise information. Servicing the entire enterprise information lifecycle, Docucorp’s information software, application service provider (ASP) hosting and professional consulting services enable companies to implement solutions in-house or fully outsource to Docucorp. The company has an installed base of more than 1,200 customers, including many

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of the largest insurance, utility and financial services organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta GA, Silver Spring MD, Bedford NH, Eindhoven, Netherlands, Brussels, Belgium and London.

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

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5910 North Central Expressway, Suite 800
Dallas, Texas 75206-5140
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

© 2004 Docucorp International. All Rights Reserved. Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.